COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”) dated as of July 8, 2015 is by and between JANA Partners LLC (“JANA”) and ConAgra Foods, Inc. (the “Company”).

WHEREAS, the Company and JANA have engaged in discussion concerning the Company’s business;

WHEREAS, JANA has informed the Company that it beneficially owns 30,569,414 shares of the common stock, par value $5.00 per share, of the Company (the “Common Stock”), which represents approximately 7.1% of the issued and outstanding shares of Common Stock;

WHEREAS, the Company’s Board of Directors (the “Board”) has considered the qualifications of Bradley A. Alford and Timothy R. McLevish (the “JANA Designees”); and

WHEREAS, the Company and JANA have determined to come to an agreement regarding the appointment of the JANA Designees to the Board and to the subsequent nomination of the JANA Designees at the Company’s 2015 Annual Meeting of Stockholders (the “2015 Annual Meeting”) and certain other matters as set forth herein.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Nomination of JANA Designees.

(a)     Subject to the reasonably satisfactory completion of the Company’s customary background check with respect to the applicable Designee, the Company agrees that (i) the Board shall invite each JANA Designee to attend any Board meeting which occurs prior to such JANA Designee’s appointment to the Board in accordance with the following clause (ii) as an observer (or to participate telephonically if unable to attend in person) and (ii) in accordance with the Company’s certificate of incorporation and by-laws and Delaware law, the Board shall appoint each JANA Designee (other than in the case of the refusal or inability of any such person to serve, or if the results of such background check with respect to such person are not reasonably satisfactory, in which case the Board shall appoint his substitute chosen in accordance with Section 1(d)) to serve as a director effective upon the filing of the Company’s annual report on Form 10-K for fiscal year 2015 (which the Company agrees shall be filed not later than July 22, 2015), or at such earlier time as the Board meets to consider an acquisition that the Company would be required to disclose under Item 1.01 of Form 8-K, by increasing the size of the Board by two (2) members and filling the vacancies thereby created with the JANA Designees. The Company shall include each JANA Designee (other than in the case of the refusal or inability of any such person to serve, or if the results of the background check with respect to such person are not reasonably satisfactory, in which case the Board shall include his substitute chosen in accordance with Section 1(d)) appointed to the Board pursuant to this Section 1(a) as a nominee to the Board on the slate of nominees recommended by the Board in the Company’s proxy statement and on its proxy card relating to the 2015 Annual Meeting and shall use its reasonable best efforts (which shall include the solicitation of proxies) to obtain the election of the JANA Designees at the 2015 Annual Meeting (it being understood that such efforts shall not be less than the efforts used by the Company to obtain the election of any other independent director nominee nominated by it to serve as a director at the 2015 Annual Meeting).

(b)     As a condition to each JANA Designee's appointment to the Board and any subsequent nomination for election as a director of the Company at the 2015 Annual Meeting, JANA shall (or shall cause the JANA Designees to) provide to the Company completed D&O Questionnaires in the form provided to JANA by the Company prior to the execution of this Agreement and executed irrevocable resignations as director in the form attached hereto as Exhibit A (the “Irrevocable Resignation Letter”). As a further condition to the JANA Designees’ nomination for election as a director of the Company at the 2015 Annual Meeting, JANA shall (or shall cause the JANA Designees to), as promptly as practicable upon request of the Company, provide (i) executed consents from the JANA Designees to be named as a nominee in the Company’s proxy statement for the 2015 Annual Meeting and to serve as a director if so elected, in the form provided to JANA by the Company prior to the execution of this Agreement, (ii) any information required to be or customarily disclosed for all applicable directors, candidates for directors, and their affiliates and representatives in a proxy statement or other filings under applicable law or stock exchange rules or listing standards, (iii) information in connection with assessing eligibility, independence and other criteria applicable to all applicable directors or satisfying compliance and legal obligations, and (iv) such other information as reasonably requested by the Company from time to time with respect to JANA or the JANA Designees.

(c)     At all times while serving as a member of the Board, the JANA Designees shall comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to all non-employee Board members, including the Company’s Corporate Governance Principles, Position Description of the Independent Chairman of ConAgra Foods, ConAgra Foods Code of Conduct, Insider Trading Policy for Non-Employee Directors, Insider Trading Agreement for Non-Employee Directors, Related Party Transactions Policy, Director Resignation Policy (as specified in the Company’s Amended and Restated Bylaws), and Non-Employee Director Stock Ownership Guidelines, provided that no provision of any such document shall be deemed to be violated by the performance of the Nomination Agreement between JANA and Brad Alford dated on or about July 8, 2015 or by any communication permitted by this Agreement pursuant to the last sentence of Section 2(a). The JANA Designees shall receive the Company’s customary new director orientation program.

(d)     If, during the Standstill Period (as defined below), either JANA Designee or both JANA Designees, resign (including by reason of a change in principal business occupation or position or service on additional boards), or refuse to serve, or if the results of the background check referred to in Section 1(a) were not reasonably satisfactory, or either JANA Designee or both JANA Designees are unable to serve due to death or disability, in each case provided that each such JANA Designee is otherwise then entitled to be appointed or serve, as applicable, as a director of the Company pursuant to this Agreement, then JANA shall be entitled to designate a replacement director or directors, as applicable, who shall (A) be independent of

JANA and the JANA Affiliates, (B) be reasonably acceptable to the Company, (C) qualify as an independent director of the Company under Section 303A of the New York Stock Exchange’s Listed Company Manual, and (D) provide the items required to be provided by the Designees pursuant to Section 1(b), and thereafter such individual or individuals, as applicable, shall be considered to be a “JANA Designee” or “JANA Designees”, as the case may be, under this Agreement.

(e)     Notwithstanding anything to the contrary in this Agreement, the Company’s obligations hereunder shall terminate immediately, and, if the JANA Designees have joined the Board, such JANA Designees shall promptly offer to resign from the Board and any committee thereof (and, if requested by the Company, promptly deliver their written resignations to the Board (which shall provide for their immediate resignations) it being understood that it shall be in the Board’s sole discretion whether to accept or reject such resignations), and the Company shall have no further obligation with respect to the JANA Designees under this Section 1, if: (i) JANA and the JANA Affiliates (as defined below), collectively, cease to beneficially own an aggregate Net Long Position of at least 3% of the Common Stock then outstanding or (ii) JANA otherwise ceases to comply with or breaches any of the terms of this Agreement in any material respect and, if capable of being cured, such material breach or failure has not been cured within 15 days after receipt by JANA of written notice from the Company specifying such material breach or failure, or, if executed, the Confidentiality Agreement (as defined below) in any material respect. The percentage threshold set forth in this Section 1(e) shall be deemed satisfied notwithstanding a failure to maintain such ownership threshold if, and to the extent that, such failure results from share issuances or similar Company actions that increase the number of outstanding shares of Common Stock regardless of the taking of any action by any JANA Affiliate. The term “Net Long Position” shall mean such shares of Common Stock beneficially owned, directly or indirectly, that constitute such person’s net long position as defined in Rule 14e-4 under the Exchange Act mutatis mutandis, but the “long position” of such person for this purpose shall not include any shares as to which such person does not have the right to vote or direct the vote or as to which such person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares. In furtherance of this Section 1(e), each JANA Designee has, concurrently with the execution of this Agreement, executed the Irrevocable Resignation Letter and delivered it to the Company.

(f) The Company (i) prior to the 2015 Annual Meeting, shall not increase the size of the Board (other than as contemplated by Section 1(a)) and (ii) on such date or thereafter until the end of the Standstill Period, shall not increase the size of the Board or fill any vacancies if doing so would result in the Board having a number of members in excess of the aggregate number of current directors who as of the date hereof would be eligible to be nominated for election at the 2015 Annual Meeting and the JANA Designees.

(g)     The Board shall appoint at least one JANA Designee selected by JANA to any committee of the Board, that is currently, or at any point during the Standstill Period is, designated to review or oversee strategic alternatives for the Company (including but not limited to the possible disposition of the Company’s private-label business) and shall provide the JANA Designees the same opportunity as all other members of the Board to participate in the deliberations of the Board regarding significant matters in connection with such strategic alternatives including, if applicable, the use of proceeds from any strategic transaction.

(h)     If so requested by JANA, the Board shall appoint at least one JANA Designee selected by JANA to any two of the Nominating Committee, the Human Resources Committee, or the Audit/Finance Committee, subject in each case to the agreement of the applicable JANA Designee and the qualification requirements of each applicable committee (with such appointments to be effective no earlier than the Board’s regularly scheduled September 2015 Board meeting, at which committee assignments will be made in accordance with this Agreement and the Board’s normal practice).

(i)     JANA acknowledges that the JANA Designees shall have all of the rights and obligations, including fiduciary duties to the Company and its stockholders, of a director under applicable law and the Company’s organizational documents while such JANA Designees are serving on the Board.

2.     Standstill.

(a)     JANA agrees that, during the Standstill Period (as defined below), (unless specifically requested in writing by the Company, acting through a resolution of a majority of the Company’s directors not including the JANA Designees), it shall not, and shall cause each of its Affiliates or Associates (as such terms are defined in Rule 12b-2 promulgated by the Securities and Exchange Commission (“SEC”) under the Exchange Act of 1934 (the “Exchange Act”) provided that the term “Associates” in such definition shall be deemed to be preceded by the word “controlled”) (collectively (with JANA) and individually, the “JANA Affiliates”), not to, directly or indirectly, in any manner, alone or in concert with others:

(i)     make, engage in, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC but without regard to the exclusion set forth in Rule 14a1(l)(2)(iv) of the Exchange Act) or consents to vote or advise, encourage or influence any person other than any JANA Affiliate with respect to the voting of any securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities (collectively, “securities of the Company”) for the election of individuals to the Board or to approve stockholder proposals, or become a

“participant” in any contested “solicitation” for the election of directors with respect to the Company (as such terms are defined or used under the Exchange Act), other than a “solicitation” or acting as a “participant” in support of all of the nominees of the Board at any stockholder meeting or voting its shares at any such meeting in its sole discretion (subject to compliance with this Agreement), or make or be the proponent of any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise), except in all cases as expressly permitted by this Agreement;

(ii)     form, join, encourage, influence, advise or in any way participate in any “group” (as such term is defined in Section 13(d)(3) of the Exchange Act) with any persons

(excluding, for the avoidance of doubt, any group composed solely of JANA and JANA Affiliates) with respect to any securities of the Company or otherwise in any manner agree, attempt, seek or propose to deposit any securities of the Company in any voting trust or similar arrangement, or subject any securities of the Company to any arrangement or agreement with respect to the voting thereof (including by granting any proxy, consent or other authority to vote), except as expressly set forth in this Agreement;

(iii)     acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group, through swap or hedging transactions or otherwise, any securities of the Company or any rights decoupled from the underlying securities of the Company that would result in JANA (together with the JANA Affiliates) owning, controlling or otherwise having any beneficial or other ownership interest in 9.9% or more of Common Stock outstanding at such time; provided, that, nothing herein will require Common Stock to be sold to the extent that JANA and the JANA Affiliates, collectively, exceed the ownership limit under this clause (iii) as the result of a share repurchase or similar Company action that reduces the number of outstanding shares of Common Stock;

(iv)     other than in Rule 144 open market broker sale transactions where the identity of the purchaser is not known and in underwritten widely dispersed public offerings, sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities of the Company held by JANA or any JANA Affiliate to any person or entity not a party to this Agreement (a “Third Party”) that, to JANA’s or the JANA Affiliate’s knowledge (after due inquiry in connection with a private, non-open market transaction, it being understood that such knowledge shall be deemed to exist with respect to any publicly available information, including information in documents filed with the SEC), would result in such Third Party, together with its affiliates and associates, owning, controlling or otherwise having any beneficial or other ownership interest in the aggregate of more than 4.9% of the shares of Common Stock outstanding at such time or would increase the beneficial or other ownership interest of any Third Party who, together with its affiliates and associates, has a beneficial or other ownership interest in the aggregate of more than 4.9% of the shares of Common Stock outstanding at such time;

(v)     effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, any tender or exchange offer, merger, consolidation, acquisition, scheme, arrangement, business combination, recapitalization, reorganization, sale or acquisition of material assets, liquidation, dissolution or other extraordinary transaction involving the Company or any of its subsidiaries or joint ventures or any of their respective securities or a material amount of any of their respective assets or businesses (each, an “Extraordinary Transaction”), or encourage, initiate or support any other third party in any such activity; provided, however, that this clause (v) shall not preclude the tender (or action not to tender) by JANA or a JANA Affiliate of any securities of the Company into any tender or exchange offer or vote for or against any transaction by JANA or a JANA Affiliate of any securities of the Company with respect to any Extraordinary Transaction;

(vi)     engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including any put or call option or “swap” transaction with respect to any security (other than a broad based market basket or index) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the securities of the Company;

(vii)     (A) call or request the calling of any meeting of stockholders, including by written consent, (B) seek representation on, or nominate any candidate to, the Board, except as set forth herein, (C) seek the removal of any member of the Board, (D) solicit consents from stockholders or otherwise act or seek to act by written consent, (E) conduct a referendum of stockholders, (F) present at any annual meeting or any special meeting of the Company’s stockholders, or (G) make a request for any stockholder list or other Company books and records, whether pursuant to Section 220 of the DGCL or otherwise;

(viii)     except as set forth herein, take any action in support of or make any proposal or request that constitutes: (A) controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board; (B) any material change in the capitalization, stock repurchase programs and practices, capital allocation programs and practices or dividend policy of the Company; (C) any other material change in the Company’s management, business or corporate structure; (D) seeking to have the Company waive or make amendments or modifications to the Company’s certificate of incorporation or the by-laws, or other actions, that may impede or facilitate the acquisition of control of the Company by any person; (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(ix)     make or cause to be made, or in any way encourage any other person to make or cause to be made, any public statement or announcement, including in any document or report filed with or furnished to the SEC or through the press, media, analysts or other persons, that constitutes an ad hominem attack on, or otherwise disparages, defames or slanders the Company or Affiliates thereof or any of their respective current or former officers, directors or employees, provided that JANA will, subject to the Confidentiality Agreement if executed, be permitted to make objective statements that reflect JANA’s view, as a shareholder, with respect to factual matters concerning specific acts or determinations of the Company occurring after the date of this Agreement;

(x)     make any public disclosure, announcement or statement regarding any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement;

(xi)     enter into any discussions, negotiations, agreements or understandings with any Third Party to take any action with respect to any of the foregoing, or advise, assist, knowingly encourage or seek to persuade any Third Party to take any action or make any statement with respect to any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing;

(xii)     institute, solicit, assist or join, as a party, any litigation, arbitration or other proceedings against or involving the Company or any of its current or former directors or officers (including derivative actions), other than an action to enforce the provisions of this Agreement instituted in accordance with and subject to Section 8; or

(xiii)     request, directly or indirectly, any amendment or waiver of the foregoing.

The foregoing provisions of this Section 2(a) shall not be deemed to prohibit (and the documents referenced in Section 1(c) including Section 19 of the Company’s Corporate Governance Principles shall not prohibit) JANA or its directors, officers, partners, employees, members or agents (acting in such capacity) (“Representatives”) from communicating privately regarding or privately advocating for or against any of the matters described in this Section 2(a) with, or from privately requesting a waiver of any of the foregoing provisions of this Section 2(a) from, the Company’s directors or officers, so long as such communications or requests are in accordance with the Confidentiality Agreement, if executed, and are not intended to, and would not reasonably be expected to, require any public disclosure of such communications or requests.

(b) The Company agrees that, during the Standstill Period it shall not, and shall cause each of its Affiliates or Associates (as such terms are defined in Rule 12b-2 promulgated by the SEC under the Exchange Act provided that the term “Associates” in such definition shall be deemed to be preceded by the word “controlled”), not to, directly or indirectly, in any manner, alone or in concert with others, make or cause to be made, or in any way encourage any other person to make or cause to be made, any public statement or announcement, including in any document or report filed with or furnished to the SEC or through the press, media, analysts or other persons, that constitutes an ad hominem attack on, or otherwise disparages, defames or slanders JANA or the JANA Affiliates or any of their respective current or former Representatives, provided that the Company will be permitted to make objective statements that reflect the Company’s view with respect to factual matters concerning specific acts or determinations of JANA occurring after the date of this Agreement.

(c)     For purposes of this Agreement the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

(d)     For purposes of this Agreement the term “Standstill Period” means the period commencing on the date hereof and ending on the date that is the earlier of (A) the latest of (x) the date that is 30 days prior to the expiration of the Company’s advance notice period for the nomination of directors at the 2016 annual meeting of stockholders of the Company and (y) if the JANA Designees (or any other representative of JANA or any JANA Affiliate) are included, and JANA and the JANA Designees have agreed in advance to such inclusion, on the Company’s slate of director nominees for the 2016 annual meeting of stockholders of the Company or for any annual meeting of stockholders of the Company subsequent thereto (each, an “Applicable Meeting”), the date that is 30 days prior to the expiration of the Company’s advance notice period for the nomination of directors at the next annual meeting of stockholders of the Company following the Applicable Meeting; and (B) a material breach by the Company of its obligations under this Agreement which is not cured within 15 days after receipt by the Company of written notice from JANA specifying the material breach. Notwithstanding anything to the contrary in this Section 2(d), the Company agrees that for so long as the JANA Designees are on the Board, the Board shall promptly notify JANA in writing of any decision not to nominate the JANA Designees for election at any Applicable Meeting (which written notice, if any, shall be delivered no later than forty-five (45) days prior to the expiration of the Company’s advance notice period for the nomination of directors at such upcoming annual meeting).

3.     Voting Agreement. During the Standstill Period, JANA shall cause all shares of Common Stock beneficially owned, directly or indirectly, by it, or by any JANA Affiliate, to be present for quorum purposes and to be voted, at any annual or special meeting of stockholders (and at any adjournments or postponements thereof), and further agrees that at such meetings it and they shall vote in favor of all current directors as of the date of this Agreement nominated by the Board for election at such meetings and further agrees that at such meetings it and they shall vote in accordance with the Board’s recommendations with respect to any other proposal or business that may be the subject of stockholder action at such meetings; provided, however, that, notwithstanding anything herein to the contrary, with respect to (a) a proposal related to an Extraordinary Transaction, (b) matters related to the implementation of takeover defenses, or (c) new or amended incentive compensation plans submitted for shareholder approval, JANA and the JANA Affiliates may vote their shares of Common Stock beneficially owned, directly or indirectly, in the sole discretion of JANA or the JANA Affiliate, as applicable.

4.     Representations of the Company. The Company represents and warrants to JANA as follows: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; and (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms.

5.     Representations of JANA. JANA represents and warrants to the Company as follows: (a) JANA is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly authorized, executed and delivered by JANA, constitutes a valid and binding obligation and agreement of JANA and is enforceable against JANA in accordance with its terms; and (c) JANA, together with the JANA Affiliates, beneficially own, directly or indirectly, an aggregate of 30,569,414 shares of Common Stock and such shares of Common Stock constitute all of the Common Stock beneficially owned by JANA and the JANA Affiliates or in which JANA or the JANA Affiliates have any interest or right to acquire or vote, whether through derivative securities, voting agreements or otherwise.

6.      Public Announcement.

(a)     JANA and the Company shall announce this Agreement by means of a joint press release in the form attached hereto as Exhibit B (the “Press Release”) as soon as practicable but in no event later than, (i) 5:00 p.m., New York City time, on the day this Agreement is executed by both parties, if this Agreement is executed earlier than 5:00 p.m., New York City time, on a business day, and (ii) 8:00 a.m., New York City time, on the first business day after this Agreement is executed, if this Agreement is executed later than 5:00 p.m. New York City time or on a non-business day.

(b)     The Company shall promptly prepare and file a Form 8-K (the “Form 8-K”) reporting entry into this Agreement and appending or incorporating by reference this Agreement and the Press Release as exhibits thereto.

(c)     JANA shall promptly prepare and file an amendment (the “13D Amendment”) to its Schedule 13D with respect to the Company filed with the SEC on June 18, 2015 reporting the entry into this Agreement and amending the applicable items to conform to the obligations hereunder.

(d)     The 13D Amendment will be consistent with the Press Release and the terms of this Agreement.

(e)     None of JANA, the JANA Affiliates or the JANA Designees shall issue a press release in connection with this Agreement or the actions contemplated hereby.

7.     Confidentiality Agreement. The parties hereby agree that, notwithstanding any other provision of this Agreement to the contrary, if so requested by either party and agreed to by the other, JANA may be provided confidential information in accordance with and subject to the terms of a confidentiality agreement in a form to be agreed between the parties (the “Confidentiality Agreement”). JANA acknowledges and agrees that (a) until such time as the Confidentiality Agreement becomes effective, neither JANA nor any of the JANA Affiliates will request to receive (other as set forth in the previous sentence in connection with a request to enter into the Confidentiality Agreement), or knowingly and willingly accept, any confidential information concerning the Company, its subsidiaries or their respective businesses and (b) non-public materials provided to the Board and communications relating thereto shall be deemed confidential information.

8.     Miscellaneous. The parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that such damage would not be adequately compensable in monetary damages. Accordingly, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any state or federal court sitting in the State of Delaware, and to require the resignation of the JANA Designees from the Board following a material breach by such JANA Designee and/or JANA of its or their respective obligations (assuming for this purpose that the JANA Designees are party to this Agreement) if such material breach, if capable of being cured, has not been cured within 15 days after receipt by JANA of written notice from the Company specifying such material breach, in addition to any other remedies at law or in equity, and each party agrees it will not take any action, directly or indirectly, in opposition to another party seeking or obtaining such relief. Each of the parties hereto agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief. Furthermore, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware and the federal and other state courts sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than such federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, and (d) each of the parties irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address set forth in Section 11 hereof or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO ANY CONFLICT OR CHOICE OF LAW PRINCIPLES THAT MAY RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

9.      Expenses. All attorneys’ fees, costs and expenses incurred in connection with this Agreement and all matters related hereto will be paid by the party incurring such fees, costs or expenses.

10.    Entire Agreement; Amendment. This Agreement and the Irrevocable Resignation Letters contain the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

This Agreement may be amended only by an agreement in writing executed by the parties hereto, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the party against whom such waiver or consent is to be effective. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

11.    Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, when actually received during normal business hours at the address specified in this subsection:

if to the Company:	ConAgra Foods, Inc.
One ConAgra Drive
Omaha, Nebraska 68102
Attention: Corporate Secretary
With a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: Arthur F. Golden
Marc O. Williams

if to JANA:	JANA Partners LLC
767 Fifth Avenue, 8th Floor

New York, NY 10153
Attention: Legal Department

With a copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP
919 3rd Avenue
New York, NY 10022
Attention: Marc Weingarten
Eleazer Klein

12.     Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

13.     Termination. This Agreement shall terminate upon the expiry of the Standstill Period.

14.     Counterparts. This Agreement may be executed in two or more counterparts either manually or by electronic or digital signature (including by email transmission), each of which shall be deemed to be an original and all of which together shall constitute a single binding agreement on the parties, notwithstanding that not all parties are signatories to the same counterpart.

15.     No Third Party Beneficiaries; Assignment. This Agreement is solely for the benefit of the parties hereto and is not binding upon (other than successors to the parties hereto) or enforceable by any other persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void. Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the parties hereto, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party.

16.     Interpretation and Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “dates hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

CONAGRA FOODS, INC.

By:	/s/ Colleen Batcheler
	Name:	Colleen Batcheler
	Title:	Executive Vice President, General Counsel & Corporate Secretary

JANA PARTNERS LLC

By:	/s/ Charles Penner
	Name:	Charles Penner
	Title:	Partner and Chief Legal Officer

[Signature Page to Cooperation Agreement]

EXHIBIT A

FORM OF IRREVOCABLE RESIGNATION
OF THE JANA DESIGNEE

July 8, 2015

Attention: Board of Directors

ConAgra Foods, Inc.

One ConAgra Drive

Omaha, Nebraska 68102

Re: Resignation

Ladies and Gentlemen:

This irrevocable resignation is delivered pursuant to Section 1(b) and 1(e) of the Cooperation Agreement, dated as of July 8, 2015 (the “Agreement”), by and between ConAgra Foods, Inc. and JANA Partners LLC. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement. Effective only upon, and subject to, such time as (i) other than as set forth in the Agreement, JANA and the JANA Affiliates, collectively, cease to beneficially own an aggregate Net Long Position of at least 3% of the Common Stock then outstanding or (ii) JANA otherwise ceases to comply with or breaches any of the terms of the Agreement in any material respect and, if capable of being cured, such material breach or failure has not been cured within 15 days after receipt by JANA of written notice from the Company specifying the material breach or failure, or if executed, the Confidentiality Agreement in any material respect, I hereby resign from my position as a director of the Company and from any and all committees of the Board on which I serve.

[Signature Page Follows]

A-1

This resignation may not be withdrawn by me at any time during which it is effective.

Sincerely,

By:
Name:

[Signature Page to Irrevocable Resignation]

A-2

EXHIBIT B

PRESS RELEASE

B-1